CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made and entered into as of January 27, 2012 (“Effective Date”), between Incept LLC, a Delaware Limited Liability Company with its principal place of business in Mountain View, California (“Incept”), and Ocular Therapeutix, Inc., formerly Ocular, Inc., a Delaware corporation with its principal place of business in Bedford, Massachusetts (“Ocular”).

RECITALS

WHEREAS, Incept is an intellectual property holding company owning certain technology and patent rights that it is desirous to exclusively license to Ocular within a specified Field of Use (as defined below);

WHEREAS, Ocular desires to license and use the technology and patent rights from Incept on an exclusive basis for the purpose of developing and commercializing products within the specified Field of Use;

WHEREAS, Incept and Ocular are parties to a License Agreement (“Original License”) having an effective date of April 12, 2007; and

WHEREAS, Incept and Ocular desire modify the Field of Use, confirm the expiration of (former) Section 4, and update Exhibit A, respectively, in the Original License;

NOW THEREFORE in consideration for the mutual covenants contained herein, Incept and Ocular hereby agree that the Original License shall be amended and restated as follows:

AGREEMENT

1.0DefinitionsAs used herein, the following terms shall have the designated meanings:

1.1.“Affiliate” means any corporation or other entity that is directly or indirectly controlled by, or under common control with Ocular.  For purposes of this definition, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the shares or other

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

equity interests of the subject entity entitled to vote in the election of directors, or in the case of an entity that is not a corporation, for the election of the corresponding managing authority.
1.2.“Field of Use” means the research, design, development, manufacturing and commercialization of products that are delivered to or around the human eye for diagnostic, therapeutic or prophylactic purposes relating to Ophthalmic diseases or conditions.
1.3.“Licensed Methods” means any processes or methods whose use or practice would constitute an infringement of a Valid Claim.
1.4.“Licensed Patent(s)” means, subject to the provisions of Section 5.3, (a) the patents and patent applications listed in Exhibit A, and any patents issuing there from and reissues thereof, (b) any patent or patent application, including provisional applications, that is assigned or obligated to be assigned by Ocular to Incept pursuant to Section 2.6 of this Agreement, (c) any patents or patent applications that claim priority, whether directly or through other patents or patent applications, to any of the foregoing patents and patent applications, and (d) the non-U.S. counterparts of any of the foregoing patents and patent applications.
1.5.“Licensed Products” means products, devices, materials, including components thereof and methods of their manufacture, that are designed or developed by or for Ocular and intended for use in the Field of Use, and including methods of their use within the Field of Use, which are covered, or the use of which is covered, by one or more Valid Claims of a Licensed Patent or that incorporate or use the Licensed Technology.
1.6.“Licensed Technology” means all proprietary materials and knowledge transferred from Incept to Ocular in the Field of Use, including without limitation trade secrets, formulas, test results, reports, models, samples, formulations, chemical protocols, clinical results, lists of service providers, and know-how.
1.7.“Net Sales” means all gross revenues actually received by Ocular and its Affiliates from the sale of Licensed Products, less (a) normal and customary rebates, and cash and trade discounts, (b) sales, use, withholding and/or other excise taxes or duties actually paid, (c) the cost of any packages and packing separately billed and paid, (d) insurance costs and outbound transportation charges prepaid or allowed, (e) import and/or export duties actually

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

paid, and (f) amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).
1.8.“Ocular Patent Application” means any patent application filed at any time and in any country for which one or more inventors are under an obligation of assignment to Ocular.
1.9.“Sublicensee” means a party that sublicenses a Licensed Patent or Licensed Technology from Ocular.
1.10.“Valid Claim” means a claim of an issued and unexpired Licensed Patent that has not been held invalid in an unappealed or unappealable final decision rendered by a court of competent jurisdiction.

2.0License Terms

2.1License GrantIncept hereby grants to Ocular and any Affiliate an exclusive, except as provided for in Section 2.5, royalty-bearing, non-transferable, except as provided in Section 9.1, worldwide, perpetual, irrevocable license, subject to the terms and conditions of this Agreement, in order to make, have made, use, offer for sale, sell, sublicense, have sublicensed, offer for sublicense and import Licensed Products, and to practice and have practiced Licensed Methods and Licensed Technology, in the Field of Use.

2.2Scope of LicenseThe scope of the license granted to Ocular and any Affiliate in Section 2.1 of this Agreement is intended to cover any customer, direct or indirect, of products, components or materials manufactured by or for Ocular and/or any Affiliates and/or Sublicensee, provided, however that the inventions, discoveries and information covered by the Licensed Technology, Licensed Patents or Licensed Methods may only be practiced by Ocular, its Affiliates, Sublicensees, and/or such direct or indirect customers, in connection with the application or use of such products, components, or materials in the Field of Use.

2.3Right to Sublicense; Affiliate bound by AgreementOcular and any Affiliate may grant sublicenses within the Field of Use provided that such Sublicensee agrees in writing to be bound by this Agreement to the same extent as Ocular.  Any Affiliate of Ocular is also bound by this Agreement to the same extent as Ocular.

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

2.4Patent MarkingOcular shall mark all Licensed Products, or the packaging thereof, with an appropriate patent marking for all patents issued or pending from the Licensed Patents as provided for under the laws of the countries in which such products are licensed.

2.5Exceptions to Exclusivity of GrantUS Patent No. 6,632,457 and foreign counterparts thereof, including CA 2,339,482, EP 99941154.9, ad JP3000-564591, and any other US and foreign patent applications that claim priority thereto (collectively, “the ‘457 patent family”), are the subject of a prior, nonexclusive license grant from Incept to Genzyme Corporation without any restriction as to field of use.

2.6New Patent ApplicationsOcular shall assign to INCEPT its rights in any Ocular Patent Application, regardless of the filing or priority date of such patent application.

3.0Consideration and Royalties

3.1License Fee to InceptIn consideration of the rights and Licenses granted by Incept to Ocular under this License, Ocular has previously granted to Incept 1,169,700 fully paid and non-assessable shares of Ocular common stock, par value $0.001 per share, which prior stock grant is hereby confirmed by Incept.

3.2RoyaltyIn further consideration of the rights and Licenses granted by Incept to Ocular under this Agreement, Ocular agrees to pay to Incept a royalty of [**] percent ([**]%) of Net Sales of Licensed Products.

3.3Non-Royalty SalesNo royalty shall be payable under Section 3.2 with respect to sales of Licensed Products among Ocular and its Affiliates for resale; nor shall a royalty be payable hereunder with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples.

3.4Royalty TermThe royalties under Section 3.2 shall be payable only for Net Sales of Licensed Products commencing with the date of the first commercial sale of such Licensed Products and until the expiration of the last to expire of the patents within the Licensed Patents.

3.5ReportsBeginning with the first accrual of Net Sales on which a royalty is due hereunder, Ocular shall provide to Incept a quarterly royalty report, as follows:  Within thirty (30) days after the end of each calendar quarter, Ocular shall deliver to Incept a royalty report,

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

stating (a) the total of Net Sales; (b) the calculation of royalties; and (c) the total royalties so calculated and due to Incept.  Simultaneously with the delivery of each such report, Ocular shall pay to Incept the total royalties, if any, due to Incept for the period of such report.  If no royalties are due, Ocular shall so report.  Incept shall not provide to third parties any information contained in reports provided to Ocular hereunder, without the prior written permission of Ocular.

3.6PaymentsAll amounts payable hereunder by Ocular shall be payable in United States Dollars.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Ocular in calculating Ocular’s own revenues for financial reporting purposes.  Any withholding or other tax that Ocular or any of its Affiliates are required by law to withhold and pay on behalf of Incept shall be deducted from said royalties and paid to the taxing authority.  In regard to any tax so deducted, Ocular shall furnish Incept with proper evidence of the taxes paid.

4.0Representations and Indemnification

4.1RepresentationsEach party hereto represents that it has the requisite power and authority, corporate and otherwise, to execute and perform under this Agreement.

4.2IndemnificationOcular will indemnify and hold harmless Incept, its shareholders, officers, agents, and employees from and against any and all loss, damage, claim, injury, cost or expense, including reasonable attorneys' fees, either awarded as damages or incurred as part of Incept's or Ocular’s defense, and expenses of litigation, in connection with (i) any litigation related to the sale of Licensed Products, including product liability litigation, except to the extent that such litigation is caused by willful acts of Incept, its officers, agents, or employees; or (ii) any claim, suit, demand or allegation that the design, use, sale, manufacture, or application of Licensed Products infringes any patent or other intellectual property right of any third party.

5.0Patent Ownership, Prosecution, and Notice

5.1ProsecutionIncept has and shall continue to have sole control and responsibility for ongoing prosecution of the Licensed Patents in all countries, including the

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

payment of maintenance and annuity fees, and for the filing of any new, divisional, continuation, continuation-in-part or reissue application that claims priority to an existing Licensed Patent.  Incept will promptly provide copies to Ocular of any correspondence submitted to, or received from, the United States Patent and Trademark Office (“PTO”), non-U.S. counterparts of the PTO, and appointed representatives (“foreign associates”) handling prosecution of non-U.S. Licensed Patents on behalf of Incept.  Incept will also provide by email or other essentially contemporaneous means, at least one month in advance of any deadline for submission, any proposed communication to the PTO, non-U.S. counterpart of the PTO, or foreign associate regarding any Licensed Patent.  Ocular will provide Incept with input regarding the proposed communication at least two weeks prior to the submission deadline.  Notwithstanding the foregoing, in the event a deadline for responding to a communication from any patent office is less than six weeks from the mailing date of the communication, Incept will provide its proposed response at least two weeks in advance of the submission deadline, and Ocular will provide Incept with input regarding the proposed response at least one week prior to the submission deadline.  Incept will evaluate timely received input from Ocular regarding any proposed submission and, based on the business judgment of Incept, and at Incept’s sole discretion, modify the proposed communication accordingly.  Ocular will promptly provide Incept with any materials known to Ocular that may reasonably be required under 37 CFR 1.56 to be submitted to the PTO in an Information Disclosure Statement for a Licensed Patent.  Incept will not allow a Licensed Patent to become abandoned without providing at least one month’s written notice to Ocular in advance of any deadline for making a submission or payment of fee required to maintain such patent, should Incept determine it does not desire to continue the prosecution, appeal, or maintenance thereof.  Upon receipt of such notice, Ocular may request in writing that Incept continue the prosecution, appeal, or maintenance of such patent, at Ocular’s expense as provided in Section 5.2, and Incept will do so long as such written notice from Ocular is received not less than one week before the respective deadline.

5.2FeesSubject to Section 5.3, within 30 days of receiving an invoice from Incept for same, Ocular shall reimburse Incept for its share of the reasonable fees and costs incurred by Incept for the prosecution of the Licensed Patents on or after the execution date of this Agreement, including maintenance fees and annuities.  Ocular’s share of such fees and costs for

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

a given Licensed Patent shall be equal to 1/x, where “x” equals the number of exclusive licensees of that Licensed Patent.  Upon reasonable request by Ocular, Incept will provide an accounting of its fees and costs incurred for, and a listing of all exclusive licensees of, the Licensed Patents.  Incept will itemize each invoice seeking reimbursement to show the total amount paid by Incept and the amount owed by Ocular for its share for each Licensed Patent.

5.3  Election of Licensed PatentsOcular may, by written notification to Incept, designate the patent or serial numbers of one or more patents and patent applications in any country to be removed from the Licensed Patents, and for which it will no longer be a licensee.  Ocular will not be responsible for any prosecution costs, maintenance fees or annuities incurred for the removed patents and applications as provided for in Section 5.2 after delivery of such written notification to Incept, except that such notice must be received by Incept at least one month in advance of the deadline for submission of any maintenance fee or annuity payment.  In the event Incept files a patent application, including without limitation any divisional, continuation, continuation-in-part or reissue application, which claims priority to a Licensed Patent, or to a patent or application previously removed from the list of Licensed Patents, Incept shall provide notice of same to Ocular, and Ocular shall have up to thirty days to request such new application be deleted from the list of Licensed Patents, in which case Ocular will not be responsible for any costs borne by Incept related to the new application.

5.4Small Entity Status ChangeOcular shall notify Incept immediately in writing should Ocular no longer qualify for small entity status under the PTO rules and regulations, including upon undertaking an obligation to assign this Agreement (subject to Section 9.1) or sublicense any of the Licensed Patents to a party in which such obligation to assign or sublicense may possibly disqualify Ocular or Incept from such small entity status with respect to such Licensed Patents.

 5.5Licensed PatentsThe Licensed Patents shall continue to be owned by Incept.  Nothing herein shall be read to constitute an assignment or transfer of any rights to the Licensed Patents from Incept to Ocular or any third party except for the license within the Field of Use explicitly granted herein.

6.0Patent Infringement

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

6.1 Right of Patent Enforcement in Field of UseOcular shall have the right to bring suit against third parties who infringe a Licensed Patent in the Field of Use, provided that, before communicating to any third party about the possible infringement of a Licensed Patent, and/or filing a complaint in any court alleging infringement of a Licensed Patent by a third party, Ocular must first notify Incept in writing.  If requested by either party, Ocular and Incept agree to enter into a Joint Defense and Prosecution Agreement, the same or substantially similar to that provided in Exhibit B, for the purpose of allowing the parties to share confidential and attorney-client privileged information regarding the possible infringement of one or more Licensed Patents by third parties in the Field of Use.  Notwithstanding the foregoing, if Ocular has reason to believe that one or more other exclusive licensee and/or Sublicensee of the Licensed Patents are infringing the Licensed Patents in the Field of Use, Ocular shall notify Incept and such other licensee(s) and/or Sublicensee(s) of same in writing.  Within 10 days of receiving such notice, Incept and Ocular shall commence good faith discussions with such other licensee(s) and/or Sublicensee(s) in an effort to settle the matter without litigation.  In the event such discussions are not successful, and not less than ninety days after providing such notice, Ocular may then bring an infringement suit against such other licensee(s) and/or Sublicensee(s) of the Licensed Patents.

6.2Costs of Litigation; Allocation of RecoveriesAll costs of prosecuting any infringement action brought by Ocular against a third party pursuant to Section 6.1 will be borne by Ocular, and Ocular is entitled to any recovery it obtains as a result of such infringement action, whether by settlement or judgment.

6.3  Cooperation in LitigationAt the request and expense of Ocular, Incept agrees to be joined as a party in any suit or other enforcement, defense or maintenance action brought by Ocular against a third party, including any other licensee or Sublicensee, pursuant to Section 6.1, and to reasonably cooperate with Ocular in such proceeding.

6.4SettlementIncept and Ocular agree not to settle any suit or other enforcement, defense or maintenance action brought by Ocular against a third party pursuant to Section 6.1 with the prior written consent of each other, provided such consent shall not be unreasonably withheld.

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

6.5Notification Involving a Licensed PatentIncept will promptly notify Ocular if Incept is aware of any pleading filed in any court that alleges infringement, invalidity or unenforceability of a Licensed Patent, or of any request for reexamination, reissue, interference or other post issuance challenge in any patent office of a Licensed Patent.

6.6Right of Participation Nothing in this Agreement prevents Incept or Ocular from joining any action involving the Licensed Patent, and each of Incept and Ocular each agree to not contest the joining of any action involving a Licensed Patent by any exclusive licensee of a Licensed Patent in any field of use, in which case all parties to such action may also agree in writing as to allocations of costs and expenses, as well as any recoveries, whether by settlement or judgment.

7.0Confidential Information

7.1DefinitionAs used in this Section 7, “Confidential Information” shall mean any information of a party disclosed to the other party during the term of this Agreement, which is identified as confidential to the disclosing party, including, but not limited to: trade secrets; data, technical processes and chemical processes, suppliers, customers, polymer chemistry; sales, cost and other unpublished financial information; product and business plans and projections; marketing data; client and user lists and information; and this Agreement and all Exhibits hereto.  To be within the foregoing definition, such information shall be disclosed in writing and specifically identified that information which is confidential.  “Confidential Information” shall not include information that: (a) is known or becomes known to the recipient directly or indirectly from a third-party source other than one having an obligation of confidentiality to the disclosing party; (b) is or becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; or (c) is or was independently developed by the recipient without use of or reference to the disclosing party’s Confidential Information, as shown by evidence in the recipient’s possession and satisfactorily demonstrated to the disclosing party.

7.2Non-Disclosure/Non-Use ObligationsEach party agrees, for a period of three (3) years after disclosure of Confidential Information, to hold and maintain all such Confidential Information of the other party in confidence to the same extent that it protects its

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

own similar Confidential Information, but with no less than a reasonable degree of care, and to use such Confidential Information only as permitted under this Agreement.  Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of the other party’s Confidential Information including, without limitation, disclosing such Confidential Information only to its employees or contractors:  (a) who have a need to know to further permitted uses of such information; (b) who are informed of the nondisclosure/non-use obligations imposed by this Section 7.2; and (c) who are parties to appropriate written agreements sufficient to comply with the obligations imposed by this Section 7.2.  The parties acknowledge and agree that each may disclose Confidential Information:  (x) as required by law or the rules of any applicable securities exchange; (y) to their respective directors, officers, employees, attorneys, accountants, advisors, potential investors and strategic partners who are under an obligation of confidentiality, on a “need-to-know” basis; or (z) pursuant to an enforceable order of a court or government agency having appropriate jurisdiction, provided that each party will limit disclosure to that purpose and apply all appropriate judicial safeguards, provided, however, that in the event a party is required to disclose the other party’s Confidential Information as required by law, such party will, as soon as practicable prior to such disclosure, provide the other party with prompt written notice of such requirement to enable it to seek a judicial protective order.

8.0Termination

8.1TermUnless terminated earlier pursuant to Section 8.2 or Section 8.3, this Agreement expires upon the expiration of the last Valid Claim.

8.2Breach of AgreementIn the event a party breaches any material obligation under this Agreement or any provision hereof and fails to cure such breach within sixty (60) days after receipt of notice thereof from the non-breaching party, the non-breaching party shall have the right to terminate this Agreement immediately upon notice to the breaching party.

8.3BankruptcyIn the event a party files a voluntary petition for bankruptcy, has an involuntary petition for bankruptcy filed against it which is not dismissed within sixty (60) days, makes an assignment for the benefit of its creditors, or has a receiver appointed for all or a portion of its property, the party not experiencing such event shall have the right to terminate this Agreement immediately upon notice to the party experiencing such event.  All rights and

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

licenses granted under or pursuant to this Agreement by Incept to Ocular are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The parties agree that Ocular, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

8.4Effect of TerminationThe provisions of Sections 1, 4, 7, 8.4 and 9, along with any payment obligation owed under Section 3 as of the date of termination or expiration, shall survive any termination or expiration of this Agreement.  Section 7 shall survive for a period of three (3) years following the date of last disclosure of any Confidential Information.  Termination or expiration of this Agreement shall not relieve either party of any obligation which has accrued prior to such termination or expiration.    Notwithstanding the foregoing, upon the expiration, but not the earlier termination of this Agreement, Ocular shall have an exclusive, fully paid-up right and license to use and exploit the Licensed Technology within the Field of Use.

9.0Miscellaneous Provisions

9.1Prior Written ConsentThis Agreement may not be assigned by either party without the prior written consent of the non-assigning party, except to a third party that succeeds to all or substantially all of the assigning party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

9.2No Joint VentureThe parties have entered into this Agreement solely as independent contractors and nothing contained herein shall be construed as giving rise to joint venture, partnership or other form of business organization.

9.3Written NoticesAll notices given hereunder shall be in writing and sent by certified mail, return receipt requested, addressed as follows, provided that a party may change its address for notice by notice thereof.  Addresses are: Incept LLC, 645 Clyde Avenue, Mountain View, CA 94043; and Ocular Therapeutix, Inc., 36 Crosby Drive, Suite 101, Bedford, MA 01730.

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9.4Governing LawThis Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.  The parties agree to submit to the jurisdiction of the State of Delaware.

9.5Invalidity of ProvisionsIn the event any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and such invalid or unenforceable provision shall be enforced to the maximum extent permissible.

9.6HeadingsThe headings in this Agreement are intended solely for convenience of reference and shall be given no effect in any construction or interpretation of this Agreement.

9.7Entire AgreementThis Agreement and its Exhibits constitute the entire agreement between the parties concerning its subject matter and supersedes any prior or contemporaneous agreements and understandings in connection therewith, including the Original License dated April 12, 2007.  This Agreement may be amended, waived or revoked only by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals under seal as of the date first written above.

/s/ Fred Khosravi

Fred Khosravi

General Partner

Incept, LLC

/s/ Amar Sawhney

Amar Sawhney

President and CEO

Ocular Therapeutix, Inc.